UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2008

Foot Locker, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-720-3700

Former Name/Address
(Former name or former address, if changed from last report)

_____________________

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers

          (e)      Executive Compensation Matters

                (1)       Amendment of Annual Incentive Compensation Plan. On March 26, 2008, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of Foot Locker, Inc. (the “Company”) approved the Foot Locker Annual Incentive Compensation Plan, as Amended and Restated (the “Annual Bonus Plan”). The named executive officers, as well as other officers and key employees of the Company, participate in this plan. The amendments were made to (i) comply with Sections 409A and 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) add the attainment of certain target levels of, or percentage increase in, division profit to the performance goals under the Annual Bonus Plan. The Annual Bonus Plan will be considered for approval by shareholders at the Company’s 2008 Annual Shareholders’ Meeting. A copy of the Annual Bonus Plan is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety.

                (2)      Establishment of Performance Goals.

                            (i)      On March 26, 2008, the Compensation Committee established the performance goals for the 2008 fiscal year under the Annual Bonus Plan. The goals for the executives, excluding Mr. Halls, are based on a combination of pre-tax income and return-on-invested capital. Mr. Halls’s performance goals are based on the operating profit of the divisions for which he is responsible. Under the Annual Bonus Plan, the amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The percentage of annual base salary payable at threshold, target, and maximum for each of the executives included as named executive officers in the Company’s 2008 proxy statement is stated in the table below:

Name	Percent of Annual	Percent of Annual	Percent of Annual
	Base Salary at	Base Salary at	Base Salary at
	Threshold Payout	Target Payout	Maximum Payout
Matthew D. Serra	31.25%	125%	200%
Robert W. McHugh	18.75%	75%	131.25%
Richard T. Mina	18.75%	75%	131.25%
Ronald J. Halls	18.75%	75%	131.25%
Gary M. Bahler	18.75%	75%	131.25%

                             (ii)      On March 26, 2008, the Compensation Committee established the performance goals for the 2008-2010 Performance Period under the Long-Term Incentive Compensation Plan (the “Long-Term Bonus Plan”) based on the Company’s three-year average return-on-invested capital. Under the Long-Term Bonus Plan, individual target awards are expressed as a percentage of the rate of the executive’s annual base salary in the first year of the performance period. The percentages shown in the table below represent the percent of 2008 annual base salary rates that would be paid to each of the named executive officers at the end of the 2008-2010 performance period only if the established goals are achieved.

Name	Performance	Percent of	Percent of	Percent of Annual
	Period	Annual Base	Annual Base	Base Salary at
		Salary at	Salary at	Maximum Payout
		Threshold	Target
		Payout	Payout
Matthew D. Serra	2008-2010	22.5%	90%	180%
Robert W. McHugh	2008-2010	22.5%	90%	180%
Richard T. Mina	2008-2010	22.5%	90%	180%
Ronald J. Halls	2008-2010	22.5%	90%	180%
Gary M. Bahler	2008-2010	22.5%	90%	180%

                (3)     Restricted Stock Awards. On March 26, 2008, the Compensation Committee granted awards of restricted stock to the following named executive officers under the 2007 Stock Incentive Plan. Mr. Serra’s shares will vest on January 30, 2010, provided that he remains employed by the Company or one of its subsidiaries or affiliates through the vesting date. The shares for the other executives will vest on March 26, 2011, provided that they remain employed by the Company or one of its subsidiaries or affiliates through the vesting date. Each of the executives will be entitled to receive and retain all cash dividends that are payable after the date of grant to record holders of the Company’s Common Stock.

Name	Number of Shares	Closing Price on Date
		of Grant
Matthew D. Serra	50,000	$11.66
Robert W. McHugh	10,000	$11.66
Ronald J. Halls	20,000	$11.66
Gary M. Bahler	10,000	$11.66

                (4)     Stock Option Awards. On March 26, 2008, the Compensation Committee granted nonstatutory stock options to the following named executive officers under the 2007 Stock Incentive Plan. Mr. Serra’s options will vest in two equal installments, on March 26, 2009 and January 30, 2010. The options for the other executives will vest in three equal installments, on March 26, 2009, March 26, 2010, and March 26, 2011. The options were granted at an exercise price of $11.66 per share, which was 100 percent of the fair market value (closing price) of a share of the Company’s Common Stock on the date of grant.

Name	Number of Shares
Matthew D. Serra	100,000
Robert W. McHugh	25,000
Ronald J. Halls	25,000
Gary M. Bahler	25,000

                (5)     Form of Employment Agreements. On March 26, 2008, the Compensation Committee approved amended forms of executive employment agreements, substantially to comply with Sections 409A and 162(m) of the Code. Copies of the standard forms of Senior Executive Employment Agreement and Executive Employment Agreement are

attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated herein in their entirety.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

10.1	Foot Locker Annual Incentive Compensation Plan, As Amended and Restated

10.2	Form of Senior Executive Employment Agreement

10.3	Form of Executive Employment Agreement

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.
(Registrant)

Date: April 1, 2008	By:	/s/ Laurie Petrucci
Senior Vice President – Human Resources